Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-256655) and Form F-3 (No. 333-264246) of LAVA Therapeutics N.V. of our report dated April 11, 2023 relating to the financial statements, which appears in this Form 20-F.

/s/ drs. J.W. Middelweerd

PricewaterhouseCoopers Accountants N.V.

Utrecht, The Netherlands

April 11, 2023